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                                                                 Exhibit 10.1



                              STOCK EXCHANGE AGREEMENT



                                      BETWEEN



                           ROCKY MOUNTAIN INTERNET, INC.



                                        AND



                                  ROGER L. PENNER


                                    JUNE 24, 1999

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                              STOCK EXCHANGE AGREEMENT

       THIS STOCK EXCHANGE AGREEMENT (this "Agreement") is entered into as of this 24th day of June, 1999 by and between ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation (the "Buyer"), and Roger L. Penner (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                                     RECITALS:

       A. The Seller has all right, title and interest in and to 1,000,000 shares of the issued and outstanding common stock, without par value, of CommerceGate Corporation, a Washington corporation ("CGC"), representing all of the issued and outstanding shares of stock of CGC (the "CGC Shares").

       B. Buyer wishes to acquire the CGC Shares, and the Seller is willing to sell the CGC Shares to Buyer pursuant to the terms and conditions of this Agreement.

       C. The Parties expect that the Buyer will receive as a result of this Agreement good and marketable title in a Software Product, as described below, which will be successfully developed and market so as to result in Buyer and Buyer's affiliates receiving gross revenue consistent with the revenue as described more fully in the separate Earn-Out Agreement between Rocky Mountain Internet, Inc. and Roger Penner and CommerceGate, dated June 24, 1999.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Seller and Buyer agree as follows:

                                     AGREEMENT:

       1.     DEFINITIONS.

       "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

       "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

       "AGREEMENT" has the mean set forth in the preface above.

       "BUYER" has the meaning set forth in the preface above.

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       "BUYER SHARE" means any share of the voting common stock, $0.001 par value per share, of the Buyer.

       "CLOSING" has the meaning set forth in Section 2(b) below.

       "CLOSING DATE" has the meaning set forth in Section 2(b) below.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Seller and CGC that is not already generally available to the public.

       "CONTINGENT SHARES" has the meaning set forth in Section 2(e)(iii) below.

       "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg.
Section 1.1502-13.

       "DELIVERY TERM" has the meaning set forth in Section 2(e)(iv) below.

       "DELIVERY TERM EXTENSION" has the meaning set forth in Section 2(e)(iv) below.

       "DELIVERY TERM LOCKUP AGREEMENT" has the meaning set forth in
Section 2(e)(ii) below.

       "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

       "EARN-OUT PERIOD" has the meaning set forth in Section 2(e)(iii) below.

       "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

       "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials,

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substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "FCC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by the Federal Communications Commission or similar federal governmental agency to provide the telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

       "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(i) below.

       "FIXED TERM LOCKUP AGREEMENT" has the meaning set forth in Section 2(e)(ii) below.

       "FUNCTIONAL REQUIREMENTS DOCUMENT" has the meaning set forth in
Section 2(e)(iv) below.

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "INDEMNIFIED PARTY" has the meaning set forth in Section 8(h) (i) below.

       "INDEMNIFYING PARTY" has the meaning set forth in Section 8(h)(i) below.

       "IRS" means the Internal Revenue Service.

       "KNOWLEDGE" means actual knowledge after reasonable investigation.

       "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "LOCKUP AGREEMENTS" has the meaning set forth in Section 2(e)(ii) below.

       "LOCKUP SHARES" has the meaning set forth in Section 2(e)(i) below.

       "MARKETING REQUIREMENTS DOCUMENTS" has the meaning set forth in
Section 2(e)(iv) below.

       "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(i) below.

       "MULTIEMPLOYEE PLAN" has the meaning set forth in ERISA Section 3(37).

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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       "PARTY" has the meaning set forth in the preface above.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "EXCHANGE PRICE" has the meaning set forth in Section 2(d)(i) below.

       "SEC" means the Securities and Exchange Commission.

       "SECURITIES ACT" means the Securities Act of 1933, as amended.

       "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "SELLER" has the meaning set forth in the preface above.

       "SOFTWARE PRODUCT" has the meaning set forth in Section 2(d)(ii) below.

       "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

       "STATE PUC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by any state or local regulatory authority to provide the telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

       "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "TAX RETURN" means any return, declaration, report, claim for refund or information returns

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or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "THIRD PARTY CLAIM" has the meaning set forth in Section 8(h)(i) below.

       2.     BASIC TRANSACTION.

              (a)    MERGER OF CGC WITH SUBSIDIARY OF BUYER.   On and subject
to the terms and conditions of this Agreement, as modified pursuant to this
Section 2(a), at the Closing (as defined below) the Seller shall exchange the CGC Shares for Buyer Shares pursuant to Sections 2(d) and 2(e) as part of a merger between CGC and a subsidiary of the Buyer. The Parties intend the transaction described in this Agreement to qualify as a reorganization under
Section 368(a)(1)(A) of the Code, but this Agreement is not contingent on a determination by any outside agency or third party that such transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code. Notwithstanding the form and title of this Agreement as an agreement for the exchange of stock, the Parties intend and agree that the form and substance of the transaction described in this Agreement shall be that of a statutory merger under said Section 368(a)(1)(A). At the election of the Buyer, to be made in writing at or before the Closing, the merger shall be either (i) a merger of CGC into a subsidiary of the Buyer (forward triangular merger) or
(ii) a merger of a subsidiary of the Buyer into CGC (reverse triangular merger). In either event the articles of incorporation and bylaws of the surviving corporation shall be as identical as possible (consistent with state law) to the articles of incorporation and bylaws of the subsidiary of the Buyer. The Parties agree that all terms of this Agreement other than this Section 2(a), and the terms of all documents referenced as exhibits to this Agreement, shall be deemed automatically amended in all respects as necessary or advisable to correspond with the provisions of this Section 2(a). Without limiting the preceding sentence, (i) this Agreement shall be deemed a Merger Agreement instead of a Stock Exchange Agreement, and (ii) this Agreement shall be deemed amended to require the Parties to prepare and cause to be executed at or as of Closing a Plan of Merger, a Plan of Reorganization, Articles of Merger, and appropriate board and shareholder resolution approving the merger.

       (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rocky Mountain Internet, Inc., 1099 18th Street, 30th Floor, Denver, Colorado 80202, commencing at 10:00 a.m. local time on the earlier of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) July 1, 1999 (the "Closing Date"). The Closing Date may be extended only upon mutual agreement of the Parties.

       (c) ACTIONS AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of his CGC Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the

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Buyer will deliver to the Seller in the manner provided below in this Section
2 the certificates evidencing the Buyer Shares issued pursuant to this Agreement.

       (d)    EXCHANGE PRICE.

              (i) At the Closing, in exchange for the CGC Shares, the Buyer will issue to the Seller that number of Buyer Shares equal to $1,250,000 divided by the average closing price per share of the Buyer Shares for the five (5) day period ending on the day prior to the Closing Date (the "Exchange Price"). The number of Buyer Shares is subject to adjustment pursuant to Sections 2(e)(i) and 2(e)(ii).

              (ii) The Exchange Price set forth above is based the following expectations of the Buyer: (i) CGC owns concept and initial software that may be developed into a software product that will offer the "buy side" of electronic commerce over the Internet for customers (the "Software Product"); and (ii) Roger Penner will use his best efforts and provide his full energy and ideas to the Buyer as an employee in the capacity of a Vice President towards the successful development and marketing of the Software Product.

       (e)    BUYER SHARES.

              (i) Each Buyer Share issued and outstanding at and as of the Closing Date will remain issued and outstanding and Seller shall have voting rights and rights to dividends with respect to the Buyer Shares. The parties acknowledge that the Buyer Shares to be issued at Closing pursuant to this Agreement may not be registered at that time. Forty percent (40%) of the Buyer Shares shall be issued and delivered to the Seller at Closing free of the Lockup Agreements described below. The remaining sixty percent (60%) of the Buyer Shares shall be issued and delivered to the Seller at Closing subject to the Lockup Agreements as described below (the "Lockup Shares).

              (ii) At the Closing, thirty percent (30%) of the Buyer Shares issued to the Seller at that time shall be subject to a lockup agreement attached hereto as Exhibit A (the "Delivery Term Lockup Agreement"), which will bar any transfer or sale of those shares during the period of the Delivery Term, as that term is defined below in Section 2(e)(iv). Further, at the Closing an additional thirty percent (30%) of the Buyer Shares issued to the Seller at that time shall be subject to a separate lockup agreement attached hereto as Exhibit B (the "Fixed Term Lockup Agreement"), which will bar any transfer or sale of those shares for a period of fifteen (15) months from the Closing Date. The Delivery Term Lockup Agreement and the Fixed Term Lockup Agreement are sometimes referred to collectively herein as the "Lockup Agreements." Each group of Lockup Shares shall be registered by the time of expiration of the restrictions in the corresponding Lockup Agreement. If any Lockup Shares are not registered at the time of expiration of the restrictions in the corresponding Lockup Agreement, and if the price per share of the Lockup Shares on the effective date of said registration is more than fifty cents ($.50) less than the price per share on the date of expiration of the restrictions in the Lockup

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       Agreement, the Buyer shall issue and deliver to the Seller additional
       Buyer Shares in combined value (measured as of the effective date of the registration) equal to the difference between the aggregate value of the Lockup Shares as of the date of the said expiration and the aggregate value of the Lockup Shares as of the effective date of the registration.


              (iii) In addition to the Buyer Shares to be issued to the Seller at Closing, the Seller will be entitled to receive an additional number of Buyer Shares (the "Contingent Shares") to be earned, if at all, based upon the Buyer obtaining certain financial performance criteria over the four (4) year period following Closing (the "Earn- Out Period") as set forth in an Earn-Out Agreement in the form attached hereto as EXHIBIT C (The "Earn-Out Agreement") to be executed at Closing.

              (iv) The Lockup Agreements governing the Lockup Shares, and provisions therein governing the release of the Lockup Shares as set forth above, are conditioned on the delivery for commercial release by the Buyer or its Subsidiaries of the Software Product no later than nine
       (9) months from Closing (the "Delivery Term"), such Software Product to be developed (i) in accordance with an acceptable Marketing Requirements Document ("MRD") delivered by CGC to the Buyer as a Closing requirement, and attached hereto as EXHIBIT D, and a subsequent Functional Requirements Document ("FRD") mutually developed by CommerceGate or its successor and the Buyer after Closing consistent with Buyer's current business practices for such customer FRD's, and (ii) under the managerial supervision of the Seller, as a Vice President for the development of the Software Product. If the Software Product is not delivered within the Delivery Term, then the Delivery Term shall be extended for a period that is commercially reasonable under the circumstances ("Delivery Term Extension"), but under no circumstances may such a Delivery Term Extension exceed a total of three (3) months, and the restriction periods under the Lockup Agreements shall be similarly extended by one (1) month for each month or fraction thereof of the Delivery Term Extension. The Delivery Term is also subject to extension pursuant to Section 2(f). Notwithstanding the above, if the Software Product is delivered for commercial release before the expiration of the Delivery Term or the Delivery Term Extension, as the case may be, the Delivery Term shall end on the date of said delivery. If the Delivery Term, as extended, expires and, despite the good faith efforts of the Parties pursuant to the terms of this Agreement, there is no delivery for the commercial release by the Buyer or its Subsidiaries of the Software Product, then (A) the Seller shall no longer be entitled to receive the Lockup Shares, (B) unconditional ownership of the Software Product will remain with the Buyer, and (C) the Seller will not be entitled to earn or receive any Contingent Shares during the Earn-Out Period or any other shares, money or other thing of value not already delivered or paid to the Seller. In addition, in the event that, despite the good faith efforts of the parties pursuant to the terms of this Agreement, including timely performance by the Buyer of its funding obligations under Section 2(f), there is no delivery for commercial release by the Buyer or its Subsidiaries of the Software Product

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       during the Delivery Term and the Delivery Term Extension, then the
       Buyer shall have the option of extending the Delivery Term for up to two (2) additional six (6) month periods or granting Seller the option of purchasing from the Buyer the unconditional title to and ownership of the Software Product for a price equal to the full investment of the Buyer in the Software Product, which price shall include but not be limited to the $500,000 in value provided by the Buyer to the Seller at Closing in this transaction and any subsequent sums expended by the Buyer on the purchase, development and/or marketing of the Software Product, but excluding salary and benefits provided to the Seller during his employment with the Buyer.

              (v) At the Closing, the Buyer and the Seller shall execute an Employment Agreement in the form attached hereto as EXHIBIT E (the "Employment Agreement"). The Seller agrees that if the Seller fails to provide during the Delivery Term his best efforts and/or contribute his full energy and ideas to the Buyer as an employee in the capacity of a Vice President towards the development of the Software Product, or if the Seller voluntarily leaves his employment with the Buyer during the DeliveryTerm except due to the breach of the Employment Agreement by the Buyer, at any time prior to expiration of the Delivery Term, then (1) the Buyer will be entitled to the return of all Buyer Shares (or, at the Seller's election, $500,000) and all monies or anything else of value received by the Seller under this Agreement (excluding salary and benefits), (2) the Seller will no longer be entitled to receive or retain any interest in the Lockup Shares or the Contingent Shares, and (3) all title and interest in the Lockup Shares and the Contingent Shares will revert to and remain with the Buyer. In such event, unconditional title to and ownership of the Software Product shall remain with the Buyer. If the Seller terminates his employment during the Delivery Term due to the Buyer's breach of the Employment Agreement , (i) he shall be deemed to have satisfied obligations pursuant to this Agreement and the Employment Agreement to provide "good faith efforts," "best efforts," "full energy and ideas," and duties of a similar nature, and (ii) he shall receive the Lockup Shares.

       (f) FUNDING BY BUYER. The Buyer will expend funds toward the development and marketing of the Software Product in an amount not less than $816,000 over the course of the fifteen (15) month period following the Closing Date, including not less than $500,000 of said amount over the nine
(9) month period following the Closing Date, unless the Delivery Term shall have been extended under this Agreement by a mutual agreement of the Parties, which mutual agreement shall also provide that such expenditures will be delayed, in which case the Buyer will expend not less than $500,000 of said amount over the extended period of time provided for under the agreement. Such funding shall be in amounts reasonably agreed to by the Buyer and the Seller, and Buyer shall use its best efforts to ensure that such funds are no less than $30,000 for any month beginning with the third month of the fifteen-month period. In the event the Buyer does not meet the funding commitment by the end of the nine (9) and fifteen (15) month periods respectively, or such additional period of time in addition thereto as described above which results from the extension of the Delivery Term, the Seller shall receive the Lock Up Shares and the Buyer shall retain unconditional title and ownership to the Software Product.

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       (g)    ACQUISITION OF BUYER.  If the Buyer is acquired after the
Closing Date by a third party (the "Acquiror") in a merger, share exchange or similar transaction, the following shall apply:

              (i) any Lock Up Shares on which restrictions on transfer have not lapsed shall be replaced by Acquiror shares or escrowed cash of comparable value;

              (ii) if the Seller is reasonably satisfied that the Acquiror intends to pursue commercialization of the Software Product, the Contingent Shares shall be replaced by Acquiror shares or escrowed cash of comparable value;

              (iii)  if the Seller is not reasonably satisfied as provided in
       (ii) above, as a condition precedent to any acquisition of Buyer, Acquiror shall pay to the Seller in cash or Acquiror Shares the net present value at a 10% discount rate of the Contingent Shares; and

              (iv) the Seller's rights as to the Software Product shall be unchanged under this Agreement, and shall not be in any way materially diminished or improved as a result of any acquisition of Buyer.

       (h) SALE OF SOFTWARE PRODUCT. If after the Closing Date the Buyer shall sell or otherwise transfer to a third party (the "Purchaser") the Software Product or the division or Subsidiary of the Buyer responsible for the Software Product, the following shall apply:

              (i) if the Seller is then employed by the Buyer, the Buyer shall agree to assign the Seller's Employment Agreement to the Purchaser and the Purchaser shall assume the duties under the Employment Agreement as a condition precedent to any such sale or transfer, including salary and benefits through two years from the Closing Date, unless the Seller signs an employment contract with the Purchaser;

              (ii) any restrictions on transfer of the Lock Up Shares shall lapse unless the Seller agrees to a replacement lock-up arrangement with the Purchaser, which agreement shall not be unreasonably withheld if the Purchaser agrees to fulfill the terms and conditions of this Agreement and the intent of the parties as of the date of this Agreement;

              (iii) the Seller shall receive in cash from Purchaser as a condition precedent to any such sale or transfer, or an equivalent amount of Purchaser's Shares, at the Seller's election, the net present value at a 10% discount rate of the Contingent Shares unless the Seller agrees to a replacement earn-out arrangement with the Purchaser, which agreement shall not be unreasonably withheld if the Purchaser agrees to fulfill the terms and conditions of this Agreement and the intent of the parties as of the date of this Agreement; and

              (iv) as a condition precedent to any such sale or transfer, the Purchaser must assume the Buyer's obligations to the Seller with respect to the Software Product as set forth in this Agreement, unless such obligations shall have already been satisfied as set forth

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       above in subsections (ii) and (iii), such that Seller's rights under this
       Agreement shall not be in any way be materially diminished or improved as a result of such sale or transfer..

       3. REPRESENTATIONS AND WARRANTIES OF CGC AND THE SELLER. Each of CGC and the Seller jointly and severally represents and warrants to the Buyer that the statements contained in this Section 3, relating to both CGC and the Seller, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 3.

       (a)    STATUS OF SELLER.  The Seller is a natural person.

       (b) AUTHORIZATION OF TRANSACTION. Each of CGC and the Seller has full right, power and authority to execute and deliver this Agreement, to perform its, his or her obligations hereunder and to transfer and convey his or her CGC Shares to the Buyer. This Agreement constitutes the valid and legally binding obligation of each of CGC and the Seller, enforceable in accordance with its terms and conditions. Neither CGC nor the Seller need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third person or party, including, without limitation, any government or governmental agency, in order to consummate the transactions contemplated by this Agreement.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CGC or any of the Seller is subject, or any provision of the charter or bylaws of CGC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CGC or any of the Seller is a party or by which it, he or she is bound or to which any of its, his or her assets is subject (or result in the imposition of any Security Interest upon any of such assets). Neither CGC, nor any of the Seller, need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

       (d) BROKERS' FEES. Except as set forth in Section 3(d) of the Disclosure Schedule, neither CGC nor the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

       (e) CGC SHARES. The Seller holds of record, is the sole beneficial owner of, and has good and marketable title to the CGC Shares delivered by the Seller to the Buyer pursuant to this Agreement, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, preemptive rights, contracts, commitments, equities, claims and

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demands. The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of CGC (other than this Agreement).
 The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of CGC.

       (f) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF CGC. CGC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. CGC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of CGC taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. CGC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

       (g) CAPITALIZATION. The entire authorized capital stock of CGC consists of 10,000 000 CGC Shares, of which 1,000,000 CGC Shares are issued and outstanding. All of the issued and outstanding CGC Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and are held of record by the Seller.

       (h) SUBSIDIARIES. CGC does not now have, nor has it ever had, any Subsidiaries.

       (i)    FINANCIAL STATEMENTS.   Attached hereto as Exhibit F are the
following financial statements (collectively the "Financial Statements"): unaudited balance sheet and statement of income as of and for the year to date period ended June 18, 1999 (the "Most Recent Closing Date") for CGC (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial condition of CGC as of such date and the results of operations of CGC for such period, are correct and complete, and are consistent with the books and records of CGC (which books and records are correct and complete).;

       (j) EVENTS SUBSEQUENT TO DATE OF INCORPORATION. Since January 14, 1999, the date of incorporation of CGC, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of CGC taken as a whole.

       (k) UNDISCLOSED LIABILITIES. CGC has no Liability except for (i) Liabilities set forth on the face of the balance sheet dated as of the Financial Statements, and (ii) Liabilities which have arisen after the date of the incorporation in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

       (l) LEGAL COMPLIANCE. CGC has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against CGC alleging any failure so to comply.

       (m) TITLE TO ASSETS. Except as reflected otherwise on the Financial Statements, CGC has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

       (n)    REAL PROPERTY.  CGC does not own or lease any real property.

       (o)    INTELLECTUAL PROPERTY.

              (i) CGC owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of CGC as presently conducted, and necessary and desirable for delivery and development of the Software Product. The Buyer acknowledges that CGC has not registered or applied to register any copyright or trademark, nor has it applied for patents on any Intellectual Property.

              (ii) To Seller's knowledge CGC has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and CGC has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CGC must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of CGC.

              (iii) Section 3(o)(iii) of the Disclosure Schedule identifies each patent, trademark, tradename, service mark, or other registration which has been issued to CGC with respect to any of its Intellectual Property, identifies each pending application or application for registration which CGC has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which CGC has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers has delivered to the Buyer correct and complete copies of all such patents, trademarks, tradenames, services marks, and other registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Seller represents and warrants that for each item described in the attached Disclosure Schedule:

                     (A) CGC possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                     (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                     (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                     (D) CGC has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              (iv) Section 3(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that CGC uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(o)(iv) of the Disclosure Schedule:

                     (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                     (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                     (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                     (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                     (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                     (F) to Seller's Knowledge the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                     (G) to Seller's Knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                     (H) CGC has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

              (v) CGC will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

       (p) TANGIBLE ASSETS. CGC owns or leases all equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from obvious defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

       (q) CONTRACTS. Section 3(q) of the Disclosure Schedule lists the following contracts and other agreements to which CGC is a party:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

              (ii) any agreement (or group of related agreements) for the purchase or sale of equipment, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to CGC, or involve consideration in excess of $10,000;

              (iii)  any agreement concerning a partnership or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

              (v)    any agreement concerning confidentiality or noncompetition;

              (vi)   any agreement involving the Seller;

              (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

              (viii) any collective bargaining agreement;

              (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing severance benefits;

              (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

              (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of CGC; or

              (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

       The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(q) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

       (r) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of CGC are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CGC.

       (s) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of CGC.

       (t) INSURANCE. Section 3(t) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which CGC has been a party, a named insured, or otherwise the beneficiary of coverage at any time since CGC's incorporation:

              (i)    the name, address, and telephone number of the agent;

              (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

              (iii)  the policy number and the period of coverage;

              (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

       With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither CGC nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. CGC has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.
Section 3(t) of the Disclosure Schedule describes any self-insurance arrangements affecting any of CGC.

       (u) LITIGATION. CGC is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, nor is it a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Seller do not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against CGC.

       (v)    EMPLOYEES.  The Seller is the sole employee of CGC.

       (w) EMPLOYEE BENEFITS. Except as described in Section 3(w) of the Disclosure Schedule, CGC has no Employee Benefit Plan that it maintains or to which it contributes or has any obligation to contribute.

       (x)    TAX MATTERS.

              (i) CGC has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by CGC (whether or not shown on any Tax Return) have been paid except as disclosed as liabilities on it financial statements. CGC currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CGC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of CGC that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) CGC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

              (iii) CGC does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of CGC either (A) claimed or raised by any authority in writing or (B) as to which CGC or any of the Seller have Knowledge based upon personal contact with any agent of such authority.

              (iii) CGC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (iv) CGC has not filed a consent under Code Section 341(f). CGC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. CGC is not a party to any Tax allocation or sharing agreement. CGC (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return at any time during its existence, and (B) does not have Liability for the Taxes of any Person (other than any of the Seller) under Reg.
       Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (v) Section 3(x) of the Disclosure Schedule sets forth the following information with respect to CGC as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of CGC in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to CGC.

       (y) GUARANTIES. CGC is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

       (z) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. CGC, and its predecessors and Affiliates, have complied and are in compliance with all Environmental, Health, and Safety Requirements.

       (aa) STATE PUC AUTHORIZATIONS AND FCC AUTHORIZATIONS. There are no State PUC Authorizations or FCC Authorizations relating to CGC.

       (bb) CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER. Neither the Seller nor his Affiliates has been involved in any business arrangement or relationship with CGC within the past 12 months (with the exception of an employment relationship and a Subscription Agreement), and neither the Seller nor his Affiliates owns any asset, tangible or intangible, which is used in the business of CGC.

       (cc) INVESTMENT. The Seller (i) is a sophisticated investor with knowledge and experience in business and financial matters, (ii) has received and reviewed all publicly available documents relating to the Buyer, and (iii) has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares.

       (dd) LICENSES AND PERMITS. The Seller has delivered to the Buyer true and accurate copies of, and Section 3(dd) of the Disclosure Schedule correctly and completely lists, every license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to CGC, and every agreement with governmental authorities (federal, state, local or foreign) entered into by CGC, which is in effect or has been applied for or is pending (the "Permits"). Such Permits constitute all licenses, permits, registrations, approvals, agreements and consents which are required in order for CGC to conduct its businesses as presently conducted, are valid and enforceable, and remain in full force and effect.

       (ee) ACCOUNTS PAYABLE. Section 3(ee) of the Disclosure Schedule lists each account payable of CGC as of the date hereof, and will list each account payable of CGC as of the Closing. With respect to each account payable: (A) the account payable arose from a bona fide transaction completed in accordance with the terms of any documents or agreements pertaining to such transaction; (B) the account payable is not evidenced by a judgment and there is no material dispute respecting it; (C) the account payable arose in the Ordinary Course of Business of CGC; and (D) each account payable is correct in amount and relates solely to the business of CGC.

       (ff) DISCLOSURE. This Agreement and the Exhibits and Schedules hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

       4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

       (a) ORGANIZATION. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

       (b) CAPITALIZATION. The entire authorized capital stock of the Buyer consists of 25,000,000 Buyer Shares, of which approximately 9,909,835
Buyer Shares are issued and outstanding and approximately 45,000   Buyer
Shares are held in treasury. All of the Buyer Shares to be issued pursuant to this Agreement have been duly authorized and, upon consummation of the transactions contemplated herein, will be validly issued, fully paid, and nonassessable.

       (c) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

       (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

       (e) BROKERS' FEES. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        (f) DISCLOSURE. This Agreement and the Exhibits and Schedules hereto do no contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.
 To the Buyer's knowledge, there are no publicly reportable events or circumstances relating to the Buyer that have occurred that have not been so reported at least five days prior to the date of this Agreement, nor will there be any such events or circumstances that are not so reported at least five days prior to the Closing Date, PROVIDED HOWEVER that the parties agree that any and all events relating to the proposed acquisition by RMI of the UStel Corporation, in Seattle Washington, are not publicly reportable events or circumstances for purposes of this Agreement.

       5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

       a. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

       b. NOTICES AND CONSENTS. The Seller will give any notices to third parties, and will use reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3 above.

       c. REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
Section 3 and Section 4 above.

       d. OPERATION OF BUSINESS. The Seller will use his best efforts to not allow CGC to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

       e. FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CGC, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to CGC.

       f. NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       g. EXCLUSIVITY. Prior to July 1, 1999 the Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the purchase of all or substantially all of the capital stock of CGC (including any transaction structured as a merger, consolidation, or share exchange); PROVIDED, HOWEVER, that the Seller will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Seller shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       6.     CONDITIONS TO OBLIGATION TO CLOSE.

       (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) CGC and the Seller shall have procured all of the third party consents specified in Section 5(b) above;

              (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

              (iii) CGC and the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) CGC and the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in
       Section 6(a)(i)-(iv) is satisfied in all respects;

              (vi) this Agreement shall have received the requisite Buyer approval;

              (vi) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c);

              (vii) the Buyer and CGC shall have executed a mutually satisfactory Plan of Reorganization pursuant to Section 368(a)(1)(A) of the Code;

              (viii) the Seller and the Buyer shall have executed a mutually satisfactory Employment Agreement respecting employment of the Seller by the Buyer beginning the Closing Date; and
              (ix)

              (x) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of CGC, other than those whom the Buyer shall have specified in writing at least five (5) business days prior to the Closing; and

              (xi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

       The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

       (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by the Seller in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

              (v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(c) above;

              (vi) the Buyer and CGC shall have executed a mutually satisfactory Plan of Reorganization pursuant to Section 368(a)(1)(A) of the Code;

              (vii) the Seller and the Buyer shall have executed a mutually satisfactory Employment Agreement respecting employment of the Seller by the Buyer beginning the Closing Date; and

              (viii)

              (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CGC and the Seller.

       The Seller may waive any condition specified in this Section 6(b) if the Seller executes a writing so stating at or prior to the Closing.

       7.     TERMINATION.

       (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

              (i) the Buyer may terminate this Agreement by giving written notice to the

       Seller at any time prior to the Closing Date (A) in the event CGC or the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before July 1, 1999 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

              (ii) CGC and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing Date (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before July 1, 1999 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from CGC and the Seller breaching any representation, warranty, or covenant contained in this Agreement);

              (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing Date in the event this Agreement fails to receive the requisite Buyer board of director approval.

       (b) EFFECT OF TERMINATION. If either Party terminates this Agreement pursuant to Section 7(a) (i) or (ii) above, there shall be no liability of any Party. PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 8(d) below shall survive any such termination.

       8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8(f) or Section (8)(g) below).

       (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8(f) or
Section 8(g) below).

       (c) TRANSITION. None of CGC or the Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller or CGC from maintaining the same business relationships with CGC after the Closing as it maintained with CGC prior to the Closing.

       (d) CONFIDENTIALITY. The Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Seller or destroy, at the request and option of the Seller, all tangible embodiments (and all copies) of the Confidential Information which are in his/her or its possession. In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Buyer will notify the Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that the Buyer may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Buyer shall use its reasonable best efforts to obtain, at the reasonable request of the Seller, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Seller shall designate.

     (e) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter (subject to any applicable statutes of limitations).

       (f)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

              (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
       Section 8(e) above, provided that the Buyer makes a written claim for indemnification against CGC or the Seller within such survival period, then the Seller agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

              (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of CGC which is not reflected on the Financial Statements (including any Liability of CGC that becomes a Liability of the Buyer under any Environmental, Health, and Safety Requirements, for unpaid Taxes, or otherwise by operation of law).

              (iii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of CGC for Taxes of CGC with respect to any Tax year or portion thereof ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Financial Statements (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CGC in filing its Tax Returns and
       (b) for the unpaid Taxes of any Person (other than the Seller) under Reg.
       Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (iv) The Seller agrees that if, at any time during the effective term of this Agreement, to include the full effective term of the Earn-Out Agreement, Buyer discovers that CGC did not possess good and marketable title in the Software Product described above, free and clear of any claims, liens, or other encumbrances of any kind, at the time of Closing, and if the defect in title can still be successfully asserted by a third party and cannot be cured by reasonable efforts, then Seller agrees to immediately return to Buyer any and all monies received by Seller under this Agreement, any Buyer Shares provided to Seller at Closing (or $500,000 in lieu of such shares), the Lock-Up Shares, the Earn-Out Shares, and any and all other items of value received by Seller under this Agreement (with the exception of salary and benefits).

       (g)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

              (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
       Section 8(e) above, provided that the Seller make a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).


       (h)    MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(h)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in Section 8(h)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8(h).

       (i) OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions set forth in Section 8(f), Section 8(g) and Section 8(h) above are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Seller, or the transactions contemplated by this Agreement. Each of the Seller hereby agrees that he/she or it will not make any claim for indemnification against any of the Buyer and its Subsidiaries by reason of the fact that he/she or it was a director, officer, employee, or agent of CGC or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

       (j)    Limitation on Indemnification by the Seller.   In no event
shall the Seller's aggregate obligation to indemnify the Buyer under this Agreement exceed a duty to indemnify or reimburse the Buyer for amounts in excess of the amounts received by the Seller under this Agreement, exclusive of salary and benefits.

       9.     MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

       (b) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in Section 8 above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       IF TO THE SELLER:

       ______________________
       ______________________
       ______________________
       ______________________

       COPY TO:

       ______________________
       ______________________
       ______________________
       ______________________

       IF TO THE BUYER:

       Rocky Mountain Internet, Inc.
       999 18th Street,Suite 2201
       Denver, Colorado  80202
       Attention:  Mr. Douglas H. Hanson

       COPIES TO:

       Rocky Mountain Internet, Inc.
       999 18th Street, Suite 2201
       Denver, Colorado  80202
       Attention:  Mr. Chris J. Melcher


       Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, registered or certified mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

       (k) DISPUTE RESOLUTION. The Parties hereby covenant and agree that, except as otherwise set forth in this Agreement, any suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that the Parties may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the Commercial Rules of Arbitration of the American Arbitration Association ("AAA") then in effect. If the parties to the Dispute are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each party to the Dispute and a third arbitrator designated by the two (2) arbitrators selected by the parties to the Dispute. Unless the parties to the Dispute agree otherwise, the arbitration proceedings shall take place in Denver, Colorado and the arbitrator(s) shall apply the law of the State of Colorado, USA, to
all issues in dispute, in accordance with Section 9(i) above.   If requested
by Buyer, the arbitrator(s) must retain a recognized expert in the area of Internet electronic commerce software, as selected by the Buyer and reasonably agreed to by the Seller, in order to assist in the arbitration proceeding and to provide expert opinion assistance to the arbitrator(s).
The findings of the arbitrator(s) shall be final and binding on the parties to the Dispute. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect. Notwithstanding any applicable rules of arbitration, all arbitral awards shall be in writing and shall set forth in particularity the findings of fact and conclusions of law of the arbitrator or arbitrators.

       (l) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (m) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (n) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       (o) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (p) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                      *****

              IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



              ROCKY MOUNTAIN INTERNET, INC.


              By:  /s/ Douglas H. Hanson
                  -------------------------------
                   Douglas H. Hanson
                   Chairman & Chief Executive Officer



              ROGER L. PENNER AND COMMERCEGATE

                   /s/  Roger L. Penner
                  -------------------------------
                   Roger L. Penner